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                                                              Exhibit 10(xxviii)

                                (AMENDMENT NO. 2)
                              PROPOSED RESOLUTIONS
                                     FOR THE
                       KULICKE AND SOFFA INDUSTRIES, INC.
                             COMPENSATION COMMITTEE

     WHEREAS, Kulicke and Soffa Industries, Inc. (the "Company") maintains the Kulicke and Soffa Industries, Inc. 1994 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, the Kulicke and Soffa Industries, Inc. 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, and the Kulicke and Soffa Industries, Inc. 1999 Employee Nonqualified Stock Option Plan (collectively referred to as the "Plans");

     WHEREAS, the Company's Board of Directors (the "Board") has declared a two-for-one split of the Company's Common Stock, no par value, effective as of July 31, 2000 for shareholders of record at the close of business on July 17, 2000;

     WHEREAS, the Board's Compensation Committee (the "Committee") administers the Plans; and

     WHEREAS, the Committee desires to exercise its discretion under the terms of the Plans to adjust the number of shares of Common Stock issuable under outstanding options under each Plan (as well as the option exercise price per share under such outstanding options), the maximum number of shares with respect to which options may be granted under each Plan, and the maximum number of shares with respect to which options may be granted to any key employee under each Plan (if applicable) to reflect the stock split;

     NOW, THEREFORE, BE IT:

     RESOLVED, that the Committee hereby exercises its discretion under the Kulicke and Soffa Industries, Inc. 1994 Employee Incentive Stock Option and Non-Qualified Stock Option Plan (the "1994 Plan"), the Kulicke and Soffa Industries, Inc. 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan (the "1998 Plan"), and the Kulicke and Soffa Industries, Inc. 1999 Employee Nonqualified Stock Option Plan (collectively referred to as the "Plans") in the following manner: (i) each option outstanding under the Plans on July 31, 2000 shall be adjusted, as a result of the stock split, so as to entitle the holder thereof to purchase the number of full shares of Common Stock ("Shares") determined by multiplying the number of Shares subject to such option immediately prior to the stock split by two, at an option price per Share equal to one-half of the option price per share in effect immediately prior to the stock split; (ii) the aggregate number of Shares, if any, still available for the granting of options under the Plans immediately prior to the stock split shall be increased by 100%; and (iii) the maximum number of Shares with respect to which a key employee may receive options under each of the 1994 and 1998 Plans shall be increased by 100%, provided that, in the case of key employees who have exercised options under such Plans prior to July 31, 2000, only the maximum number of Shares available to him or her under each Plan as of July 31, 2000 (i.e., the relevant Plan pre-split maximum reduced by the pre-split number of Shares received upon exercise prior to July 31, 2000) shall be increased by 100%; and be it

     FURTHER RESOLVED, that the appropriate officers of the Company are hereby each severally authorized in the name of and on behalf of the Committee to execute, file and deliver such instruments and other documents, and to take such further actions, as such officer or officers may deem necessary or desirable to effectuate, evidence or otherwise carry out the purposes and intent of the foregoing resolution; and the execution, filing and delivery of any such instrument or other document, and the taking of any such action, by any such officer shall conclusively establish his authority therefor from the Committee and the approval and ratification thereof by the Committee.